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                                                                   EXHIBIT 4.1

                DESCRIPTION OF SPECIMEN COMMON STOCK CERTIFICATE


Face of Certificate:

          The front of specimen common stock certificate (the "Certificate") contains the name of the Company and a designation for the Company's CUSIP number. The Certificate contains the following language:

          This certifies that ______________________ is the owner of _____________ fully paid and non-assessable shares of Common Stock, no par value, of Ticketmaster Group, Inc. transferable on the books of the Corporation by the owner hereof in person or by attorney duly authorized in writing upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Corporation's Articles of Incorporation and any amendments thereof. This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Reverse of Certificate:

          The reverse of the Certificate contains standard stock transfer instructions.